Exhibit 99.1

Driven Brands announces appointment of Jose Tomás to Board of Directors

Company adds new independent director and announces changes to committee composition

Charlotte, NC – Driven Brands Holdings (NASDAQ: DRVN), today announced the election of Jose Tomás to its Board of Directors, effective July 11, 2022.

“We’re thrilled to have Jose join our Board of Directors,” said Jonathan Fitzpatrick, CEO and President of Driven Brands. “He brings a wide breadth of experience, diverse perspective and keen focus on operations, people and culture that will be invaluable as we continue to grow Driven. His election also marks an important milestone in Driven’s journey as a public company as the majority of our directors are now independent.”

Tomás currently serves as the Chief Administrative Officer for TelevisaUnivision, the world’s leading Spanish language content and media company, where he oversees strategic support areas, including Human Resources; Corporate Communications; Enterprise Technology Services; Facilities/Real Estate; Social Impact; Diversity, Equity and Inclusion; and Corporate Safety, Health and Security. Previously, he was a Principal and Managing Partner at BrandSparc, a global communications, employment branding, and human resources consulting firm. He also led human resources and other strategic functions for General Motors, Anthem, Inc., and Burger King Corporation.

With Tomás’ election, the Board now consists of nine members, with the majority of the Company’s Board of Directors being independent.

In connection with Tomás’ election, the Board also reviewed membership of its committees. The Board changed the composition of the Compensation Committee and Nominating and Corporate Governance Committee to consist solely of independent directors, with Tomas serving on both committees.

Tomás holds a Bachelor’s Degree in Business Administration and a Master’s Degree in Management from Florida International University. He is a former National Board member of the Society for Human Resources Management.

About Driven Brands

Driven Brands™, headquartered in Charlotte, NC, is the largest automotive services company in North America, providing a range of consumer and commercial automotive needs, including paint, collision, glass, vehicle repair, oil change, maintenance and car wash. Driven Brands is the parent company of some of North America’s leading automotive service businesses including Take 5 Oil Change®, Meineke Car Care Centers®, Maaco®, 1-800-Radiator & A/C®, and CARSTAR®. Driven Brands has more than 4,500 locations across 14 countries, and services over 50 million vehicles annually. Driven Brands’ network generates more than $1.6 billion in annual revenue from more than $4.7 billion in system-wide sales.

Contacts

Shareholder/Analyst inquiries:

investors@drivenbrands.com

Media inquiries:

Taylor Blanchard

taylor.blanchard@drivenbrands.com

(704) 644-8129